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                                                                    EXHIBIT 99.2

BASIC CAPITAL MANAGEMENT, INC. ANNOUNCES MARGIN CALLS

DALLAS, June 19, 2000 -- Basic Capital Management, Inc. announced Monday that on Friday, June 16, 2000, the company received margin calls from numerous margin lenders with respect to its existing margin debt in the total amount of approximately $37 million which is secured by BCM's equity investments in its affiliates, American Realty Trust, Inc. (NYSE: ARB), Income Opportunity Realty Investors, Inc. (AMEX: IOT), Transcontinental Realty Investors, Inc. (NYSE:
TCI), and National Realty, L.P. (AMEX: NLP).

Basic Capital Management currently is not in a position to satisfy such debt and, as a result, the company may default in its obligations under the related margin agreements. BCM intends to negotiate with its margin lenders regarding the terms of repayment of this debt. There can be no assurance that the company will be successful in its effort to negotiate satisfactory terms for the repayment of this debt.

Basic Capital Management, Inc. is a Dallas-based real estate advisory company. For more information on the company, go to the web site www.bcm-inc.com.

CONTACT: Phyllis Wolper
         Director, Investor Relations
         (214) 692-4902

SOURCE:  Basic Capital Management, Inc.